EXHIBIT 5.15

CONSENT OF NEIL LINCOLN, P.ENG.

The undersigned hereby consents to the use of their report entitled “Technical Report on Aurizona Gold Mine Expansion Pre-Feasibility Study” with an effective date of September 20, 2021 and a report date of November 4, 2021, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Equinox Gold Corp.

/s/ Neil Lincoln
By: Neil Lincoln, P.Eng.

Dated: November 21, 2022